Exhibit 3.1

MC-381680 Certificate Of Incorporation I, MELANIE E. RIVERS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Accelerant Holdings an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 6th day of October Two Thousand Twenty-One Given under my hand and Seal at George Town in the Island of Grand Cayman this 6th day of October Two Thousand Twenty-One Assistant Registrar of Companies, Cayman Islands.